AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") among OPERA JET INTERNATIONAL LTD., a Delaware corporation ("Opera Jet"), OPERA JET a.s., a Slovakian corporation (“Opera Jet Slovakia”) and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of Opera Jet Slovakia.

Whereas, Opera Jet wishes to acquire Opera Jet Slovakia and the Shareholders wish to transfer all of the issued and outstanding securities of Opera Jet Slovakia in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Now, therefore, Opera Jet, Opera Jet Slovakia, and the Shareholders adopt this plan of reorganization and agree as follows:

1.             Exchange of Stock

1.1.          Number of Shares. The Shareholders agree to transfer to Opera Jet at the Closing (defined below) the number of shares of common stock of Opera Jet Slovakia shown opposite their names in Exhibit A, in exchange for an aggregate of 500,000 shares of voting common stock of Opera Jet at an exchange ratio of 5,000 shares of Opera Jet common stock for each share of Opera Jet Slovakia common stock..

1.2.          Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of Opera Jet Slovakia common stock shall surrender such certificate(s) for cancellation to Opera Jet, and shall receive in exchange a certificate or certificates representing the number of full shares of Opera Jet common stock into which the shares of Opera Jet Slovakia common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of Opera Jet Slovakia shares by the Shareholders shall be effected by the delivery to Opera Jet at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

1.3.          Fractional Shares. Fractional shares of Opera Jet common stock shall not be issued, but in lieu thereof Opera Jet shall round up fractional shares to the next highest whole number.

1.4.          Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as Opera Jet may request in order more effectively to sell, transfer, and assign the transferred stock to Opera Jet and to confirm Opera Jet's title thereto.

2.             Ratio of Exchange. The securities of Opera Jet Slovakia owned by the Shareholders, and the relative securities of Opera Jet for which they will be exchanged, are set out opposite their names in Exhibit A.

3.             Form of Documents. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.             Unexchanged Certificates. Until surrendered, each outstanding certificate that prior to the Closing represented Opera Jet Slovakia common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Opera Jet common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of Opera Jet Slovakia common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5.             Representations and Warranties of the Shareholders

The Shareholders, individually and separately, represent and warrant as follows:

5.1.          Title to Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of Opera Jet Slovakia shares which are listed in the attached schedule and which they have contracted to exchange.

5.2.          Litigation. There is no litigation or proceeding pending, or to any Shareholder’s knowledge threatened, against or relating to shares of Opera Jet Slovakia held by the Shareholders.

6.              Representations and Warranties of Opera Jet . Opera Jet represents and warrants that:

6.1.          Corporate Organization and Good Standing. Opera Jet is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

6.2.          Reporting Company Status. Opera Jet has filed with the Securities and Exchange Commission a registration statement on Form 10 which became effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to §12(g) thereunder.

6.3.          Reporting Company Filings. Opera Jet has timely filed and is current on all reports required to be filed by it pursuant to §13 of the Securities Exchange Act of 1934.

6.4.          Capitalization. Opera Jet’s authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value, of which 21,500,000 shares are issued and outstanding, and 20,000,000 shares of preferred stock, of which no shares are issued or outstanding.

6.5.           Issued Stock. All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

6.6.          Stock Rights. Except as set out by attached schedule, there are no stock grants, options, rights, warrants or other rights to purchase or obtain Opera Jet common or preferred stock issued or committed to be issued.

6.7.          Corporate Authority. Opera Jet has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this agreement.

6.8.          Authorization. Execution of this agreement has been duly authorized and approved by Opera Jet's board of directors.

6.9.          Subsidiaries. Opera Jet has no subsidiaries.

6.10.         Financial Statements. Opera Jet's financial statements dated as of September 30, 2011, copies of which will have been delivered by Opera Jet to Opera Jet Slovakia prior to the Closing Date (the "Opera Jet Financial Statements"), fairly present the financial condition of Opera Jet as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

6.11.         Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Opera Jet Financial Statements, Opera Jet did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

6.12.         No Material Changes. Except as set out by attached schedule, there has been no material adverse change in the business, properties, or financial condition of Opera Jet since the date of the Opera Jet Financial Statements.

6.13.         Litigation. Except as set out by attached schedule, there is not, to the knowledge of Opera Jet, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Opera Jet or against any of its officers.

6.14.         Contracts. Except as set out by attached schedule, Opera Jet is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

6.15.         Title. Except as set out by attached schedule, Opera Jet has good and marketable title to all the real property and good and valid title to all other property included in the Opera Jet Financial Statements. Except as set out in the balance sheet thereof, the properties of Opera Jet are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Opera Jet.

6.16.        No Violation. The Closing will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Opera Jet is subject or by which Opera Jet is bound.

7.             Representations and Warranties of Opera Jet Slovakia. Opera Jet Slovakia represents and warrants that:

7.1.          Corporate Organization and Good Standing. Opera Jet Slovakia is a corporation duly organized, validly existing, and in good standing under the laws of The Slovak Republic and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

7.2.         Capitalization. Opera Jet Slovakia's authorized capital stock consists of 100 shares of common stock, 450 Euro per share par value, of which all shares are issued and outstanding, and no shares of preferred stock.

7.3.          Issued Stock. All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

7.4.          Stock Rights. Except as set out by attached schedule, there are no stock grants, options, rights, warrants or other rights to purchase or obtain Opera Jet Slovakia common or preferred stock issued or committed to be issued.

7.5.          Corporate Authority. Opera Jet Slovakia has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this agreement.

7.6.          Authorization. Execution of this Agreement has been duly authorized and approved by Opera Jet Slovakia's board of directors.

7.7.          Subsidiaries. As set out in schedule attached hereto, Opera Jet Slovakia has no subsidiaries.

7.8.          Financial Statements. Opera Jet Slovakia's audited financial statements dated as of September 30, 2011, copies of which will have been delivered by Opera Jet Slovakia to Opera Jet prior to the Closing Date (the "Opera Jet Slovakia Financial Statements"), fairly present the financial condition of Opera Jet Slovakia as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

7.9.          Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Opera Jet Slovakia Financial Statements, Opera Jet Slovakia did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

7.10.         No Material Changes. Except as set out by attached schedule, there has been no material adverse change in the business, properties, or financial condition of Opera Jet Slovakia since the date of the Opera Jet Slovakia Financial Statements.

7.11.         Litigation. Except as set out by attached schedule, there is not, to the knowledge of Opera Jet Slovakia, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Opera Jet Slovakia or against any of its officers.

7.12.         Contracts. Except as set out by attached schedule, Opera Jet Slovakia is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this agreement.

7.13.         Title. Except as set out by attached schedule, Opera Jet Slovakia has good and marketable title to all the real property and good and valid title to all other property included in the Opera Jet Slovakia Financial Statements. Except as set out in the balance sheet thereof, the properties of Opera Jet Slovakia are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Opera Jet Slovakia.

7.14.         No Violation. The Closing will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Opera Jet Slovakia is subject or by which Opera Jet Slovakia is bound.

8.             Conduct Pending the Closing

Opera Jet Slovakia, Opera Jet and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

8.1.          No change will be made in the charter documents, by-laws, or other corporate documents of Opera Jet.

8.2.          Opera Jet will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.3.          No change will be made in the charter documents, by-laws, or other corporate documents of Opera Jet Slovakia.

8.4.          Opera Jet Slovakia will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.5.          None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Opera Jet Slovakia shares of common stock owned by them.

9.             Conditions Precedent to Obligation of the Shareholders

The Shareholder’s obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by the Shareholders as appropriate:

9.1.          Opera Jet's Representations and Warranties. The representations and warranties of Opera Jet set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2.          Opera Jet' s Covenants. Opera Jet shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3.          Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Opera Jet.

9.4.          Supporting Documents of Opera Jet. Opera Jet shall have delivered to the Shareholders the following documents in form and substance reasonably satisfactory to the Shareholders:

(a)            A good standing certificate from the jurisdiction of Opera Jet's organization stating that Opera Jet is a corporation duly organized, validly existing, and in good standing;

(b)            Secretary’s certificate stating that Opera Jet’s authorized capital stock is as set forth herein;

(c)            Certified copies of the resolutions of the board of directors of Opera Jet authorizing the execution of this Agreement and the consummation hereof;

(d)            Secretary's certificate of incumbency of the officers and directors of Opera Jet;

(e)            Opera Jet’s Financial Statements; and

(f)             Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.           Conditions Precedent to Obligation of Opera Jet

Opera Jet's obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Opera Jet:

10.1.          Shareholders’ Representations and Warranties. The representations and warranties of the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2.          Shareholders’ Covenants. The Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3.          Opera Jet Slovakia’s Representations and Warranties. The representations and warranties of Opera Jet Slovakia set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.4.          Opera Jet Slovakia’s Covenants. Opera Jet Slovakia shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.5.          Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Opera Jet Slovakia.

11.             Shareholder Representative. The Shareholders hereby irrevocably designate and appoint Cassidy & Associates, 215 Apolena Avenue, Newport Beach, California, as their agent and attorney in fact (the "Shareholders' Representative") with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their obligation to indemnify Reorganization hereunder.

12.             Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by any of the Shareholders, Opera Jet or Opera Jet Slovakia if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by any of the Shareholders, Opera Jet or Opera Jet Slovakia if the Closing shall not have taken place within 15 days following execution of this Agreement, unless adjourned to a later date by mutual consent in writing.

13.             Survival of Representations and Warranties. The representations and warranties of the Shareholders, Opera Jet and Opera Jet Slovakia set out herein shall survive the Closing.

14.             General Provisions.

14.1.          Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this agreement.

14.2.          Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

14.3.          Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

14.4.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Opera Jet Slovakia, to:

Opera Jet Slovakia

Trencianska 56/A

821 09 Bratislava Slovakia

If to Opera Jet, to:

Opera Jet International Ltd.

Trencianska 56/A

821 09 Bratislava Slovakia

If to the Shareholders, to:

Cassidy & Associates

215 Apolena Avenue

Newport Beach, California 92662

14.5.          Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

14.6.          Assignment. This agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this agreement without the written consent of the other party shall be void.

14.7.          Counterparts. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

14.8.          Exchange Agent and Closing Date. The Exchange Agent shall be the law firm of Cassidy & Associates, Newport Beach, California. The Closing shall take place upon the fulfillment by each party of all the conditions of Closing required herein, but not later than 15 days following execution of this agreement unless extended by mutual consent of the parties.

14.9.          Review of Agreement. Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this agreement.

14.10.         Schedules. All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon and shall be dated.

14.11.         Effective Date. This effective date of this agreement shall be February 6, 2012

Signature Page to Agreement and Plan of Reorganization

among Opera Jet Slovakia, Opera Jet and the

Shareholders of Opera Jet Slovakia

IN WITNESS WHEREOF, the parties have executed this agreement.

OPERA JET INTERNATIONAL LTD.

By /s/Martin Hudec, President

OPERA JET SLOVAKIA

By /s/ Martin Hudec, President

THE SHAREHOLDER(S) OF OPERA JET
SLOVAKIA

Forsyma Holdings Limited

By: /s/ Martin Hudec, President